UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2020

GraniteShares Platinum Trust

(Exact name of registrant as specified in its charter)

New York	001-38349	82-6644954
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

c/o GraniteShares LLC

205 Hudson Street

7th Floor

New York, NY 10013

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 876-5096

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares	PLTM	NYSE Arca, Inc.

ITEM 8.01. SUSPENSION OF SALES

As discussed in its prospectus, GraniteShares Platinum Trust (the “Trust”) issues (and redeems) shares in “baskets” of 50,000 Shares to (and from) certain authorized participants (“Authorized Participants”) on an ongoing basis. The shares trade on the NYSE Arca (the “Exchange”) under the symbol “PLTM” after they are initially purchased by Authorized Participants.

Under applicable requirements of the Securities Act of 1933, the Trust is required to file a post-effective amendment on or before November 1st of each calendar year to update the financial information in its prospectus. The Trust this year filed its post-effective amendment on December 14th rather than on or before November 1st.. As a result, the sponsor of the Trust, GraniteShares LLC is suspending the ability of the Authorized Purchasers to purchase new creation baskets until such time as the post-effective amendment is declared effective by the Securities and Exchange Commission (the “Commission”). The ability of Authorized Purchasers to redeem redemption baskets during the suspension of the sale of creation baskets will remain unaffected. In addition, trading of the Trust’s shares on the Exchange will not be discontinued as a result of the suspension of sales of creation baskets.

The Trust expects the above-mentioned post-effective amendment to be declared effective in the near future. It will issue a subsequent current report on Form 8-K to announce the effectiveness of the post-effective amendment and the Trust’s ability to resume offering creation baskets to Authorized Purchasers.

During the suspension the Sponsor believes that Authorized Purchasers and other groups that make a market in shares of the Trust will continue to actively trade the Trust’s shares. However, the Sponsor believes that Authorized Purchasers and other market makers may seek to adjust the market they make in the shares. Specifically, these market participants may increase the spread between the prices that they quote for offers to buy and sell shares to allow them to adjust to the potential uncertainty as to when they might be able to purchase additional creation baskets of shares. In addition, Authorized Purchasers may be less willing to offer to quote offers to buy or sell shares in large numbers. The potential impact of either wider spreads between bid and offer prices, or reduced number of shares on which quotes may be available, could increase the trading costs to investors in the Trust compared to the quotes and the number of shares on which bids and offers are made if the Authorized Purchasers were able to freely create new baskets of shares.

In addition, there could be a significant variation between the market price at which shares are traded and the shares’ net asset value, which is also the price shares can be redeemed with the Trust by Authorized Purchasers in redemption baskets. The foregoing could also create deviations from the Trust’s investment objective, i.e., to seek to reflect generally the performance of the price of platinum before payment of the Trust’s expenses and liabilities. The Sponsor believes that any potential impact to the market in shares of the Trust that could occur from the Trust’s inability to issue new creation baskets would not extend past the date the Trust’s post-effective amendment is declared effective.

Any forward-looking statements in this current report are based on expectations of the Sponsor at this time. Whether or not actual results and developments will conform to the Sponsor’s expectations and predictions, however, is subject to a number of risks and uncertainties, including the special considerations discussed in the Trust’s prospectus, general economic, market and business conditions, changes in laws or regulations or other actions made by governmental authorities or regulatory bodies, and other world economic and political developments. The Trust undertakes no duty to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned in the capacities thereunto duly authorized.

GraniteShares Platinum Trust

	By:	GraniteShares LLC, its sponsor

Date: December 14, 2020	By:	/s/ William Rhind
	Name:	William Rhind
	Title:	CEO and CFO